UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 23, 2009
Date of Report (Date of earliest event reported):

NEW FRONTIER ENERGY, INC.
(Exact name of registrant as specified in charter)

Colorado	0-50472	84-1530098
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1789 W. Littleton Blvd. Littleton, CO 80120
(Address of principal executive offices)

(303) 730-9994
Registrant's telephone number, including area code:

Not Applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.   Other Events.

        On June 23, 2009, New Frontier Energy, Inc. (the “Company”) entered into an agreement with Entek Energy Limited (“Entek”) under which the Company agreed to enter into a farm-out agreement with Entek. The proposed terms of the farm-out are set forth in a letter dated June 23, 2009 that is referred to as the “Letter of Offer.” In connection with the Letter of Offer, the Company entered into an associated letter agreement with Entek also dated June 23, 2009 (“Associated Letter Agreement”), that provided for among other things: (i) Entek’s due diligence during a four week period, (ii) the negotiation of a definitive farm-out agreement, (iii) the negotiation of a definitive joint operating agreement, (iv) the preparation of such other documents as would be necessary to effect the proposed transactions, (v) that the Company negotiate exclusively with Entek during the four week diligence period, and (vi) that the Company and its officers and directors to refrain from soliciting or entering into other discussions with parties other than Entek with respect to a proposed transaction or sale like the proposed farm-out during the four week diligence period. The Letter of Offer and Associated Letter Agreement are attached hereto as Exhibits 10.1 and 10.2, respectively. This summary of the provisions in the Letter of Offer and Associated Letter Agreement is hereby qualified in its entirety by reference to the letter agreements themselves. Readers of this report are urged to carefully read and consider the copies of the Letter of Offer and Associated Letter Agreement attached hereto as exhibits after reading this summary. Entek is an Australian company that is listed on the Australian Stock Exchange, that has oil and gas interests in the Gulf of Mexico.

The principal terms of the proposed farm-out agreement are as follows:

•	Entek will spend approximately US$13.6 million over a four-year period on exploration and development within an area of mutual interest (“AMI”) to earn 55% of the Company’s interest in its acreage and assets and any new acreage acquired during the four-year term of the farm-out within the AMI (“Assets”). One million dollars will be loaned to the Company as more fully described below and the remaining $12.6 million is expected to be advanced as follows:
1.	In year one Entek shall expend $3.0 million and will earn 16.25% of the Company’s interest in the Assets.
2.	In year two Entek shall expend $4.0 million and will earn 16.25% of the Company’s interest in the Assets.
3.	In year three Entek shall expend $4.0 million and will earn 16.25% of the Company’s interest in the Assets.
4.	In year four Entek shall expend $1.5385 million and will earn 6.25% of the Company’s interest in the Assets.
•	Entek may terminate the farm-out at any time; however if termination is prior to Entek meeting the 1st year commitment of $3.0 million, Entek will not have earned any interest in the Company’s Assets.
•	After the first year farm-in is completed, Entek may terminate the farm-out agreement and will retain a pro-rata interest in the Company’s Assets, based upon the funds that Entek has expended at that time as a proportion of $13.6 million.
•	Entek and the Company will enter into a definitive Joint Operating Agreement at the time that the definitive farm-out agreement is signed.
•	Entek will have the right to become the operator at the time that its interest in the Assets exceeds the Company’s interest. o The farm-out agreement will contain such other terms as are customary in farm-out agreements and as are negotiated by the parties.

In addition, Entek has agreed that concurrently with the execution of the definitive farm-out agreement and the definitive joint operating agreement that it will loan the Company $1.0 million under a promissory note (“Note”). The proposed terms of the Note are as follows:

•	Maturity date – two years from the date of issuance.
•	Interest Rate — 6 month US Dollar LIBOR plus 5%, calculated for any month or part month, based on the rate on the last business day of the previous month, paid quarterly.
•	Prepayment of the Note — at any time from issue, with penalty of 3 months interest.
•	The Company shall provide Entek with perfected, first priority liens and security interests on the Company’s assets.
•	In the event the Company fails to pay off the Convertible Notes and accrued interest on the maturity date, Entek shall have the right to:
1.	Recover outstanding amount through 100% of the Company’s production proceeds and further interest shall accrue until full settlement is completed. This option shall only be considered by Entek if full recovery can be demonstrated within 1 year from the maturity date.
2.	Convert the sum payable to the Company’s common stock at the conversion rate of the weighted average price for the period 60 days prior to the maturity date discounted 25%;
3.	Exercise its rights and remedies under its liens and security interests, including, but not limited to, foreclosure on all or any portion of the assets covered thereby; and
4.	In the event full recovery of all amounts due payable to Entek are not recovered through 1. through 3. above, Entek reserves the right to proceed to enforce the collection thereof and to obtain such other relief as may be available at law or equity.

Item 9.01. Financial Statements and Exhibits.

10.01	Letter of Offer between Entek Energy Limited and New Frontier Energy, Inc. dated June 23, 2009.

10.02	Associated Letter Agreement between Entek Energy Limited and New Frontier Energy, Inc. dated June 23, 2009.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW FRONTIER ENERGY, INC.
Date: June 29, 2009
	By:	/s/ Paul Laird
Paul Laird, President